Exhibit 99

For Immediate Release

Media Contact:	Investor Contact:
Colleen Scott	James R. Reske
Vice President of Marketing	Chief Financial Officer
Home Savings	United Community Financial Corp.
(330) 742-0638	(330) 742-0592
cscott@homesavings.com	jreske@ucfconline.com

United Community Financial Corp.

Announces Issuance of Shares in Private Offering

YOUNGSTOWN, Ohio (December 14, 2011) – United Community Financial Corp. (NASDAQ: UCFC), holding company of The Home Savings and Loan Company, announced today that it has sold 1,597,290 common shares of UCFC at a price of $1.35 per share to an accredited investor (as that term is defined in Regulation D under the Securities Act of 1933, as amended) pursuant to a Subscription Agreement between the investor and UCFC dated December 12, 2011. The net proceeds from the sale were approximately $2.0 million. Through its purchase of these common shares of UCFC, the investor, which did not own any UCFC securities prior to the sale, now owns approximately 4.9% of UCFC’s total outstanding common shares.

Patrick W. Bevack, President and CEO of United Community and Home Savings, commented, “This investment is a vote of confidence in our Company. The sale of these shares completes another step in the execution of our Capital Plan, and it provides us flexibility with respect to our capital and liquidity. We are pleased that this investor recognized the value in acquiring an interest in UCFC at a premium of approximately 35% to the price of the shares trading publicly as of December 12, 2011. This transaction, along with the net anticipated gain of approximately $4.0 million from the branch sale that is expected to close this month and the gain of $4.5 million on the sale of select investment securities in October (both of which were previously announced), will have a positive effect on UCFC and Home Savings this quarter and going forward.”

As a wholly-owned subsidiary of United Community Financial Corp., Home Savings operates 38 full-service banking offices (34 following the completion of the previously announced branch sale) and eight loan production offices located throughout Ohio and western Pennsylvania. Additional information on UCFC and Home Savings may be found at www.ucfconline.com.

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